EXHIBIT 10.48
AMENDED AND RESTATED MANUFACTURING AND LICENSING AGREEMENT

By:	Widmer Brothers Brewing Company, an Oregon corporation (“Widmer”)
929 N. Russell
Portland, Oregon 97227

and:	Redhook Ale Brewery Incorporated, a Washington corporation (“Redhook”)
14300 NE 145th Street
Woodinville, Washington 98072

Date:	February 27, 2008
This Amended and Restated Manufacturing and Licensing Agreement (the “Agreement”) is entered into by and between Widmer and Redhook as of the date first set forth above.
BACKGROUND
     A. This Agreement amends and restates in its entirety that certain Manufacturing and Licensing Agreement dated August 28, 2006, as amended by Amendment No. 1 thereto, dated December 31, 2006 and Amendment No. 2 thereto dated December 31, 2007. The parties desire to enter into this Agreement so that all the terms of their agreement with respect to the subject matter described herein are contained in one document.
     B. Widmer is in the business of manufacturing, advertising, marketing, selling, and distributing Widmer brand products set forth in Exhibit A (“Widmer Products”).
     C. Redhook has a manufacturing facility in Woodinville, Washington (the “Redhook Facility”) and is in the business of manufacturing, bottling, and packaging beer products at the Redhook Facility.
     D. Widmer and Redhook desire for Redhook to manufacture, bottle, and package certain Widmer Products at the Redhook Facility.
     E. In order for Redhook to manufacture, bottle, and package Widmer Products at the Redhook Facility, Redhook must amend its federal brewers notice with the Alcohol and Tobacco Tax and Trade Bureau of the Department of the Treasury (the “TTB”) and register in the state of Washington as a tradename Widmer’s tradename: WIDMER BROTHERS BREWING COMPANY.
     F. This Agreement is not intended to modify the rights and obligations of the parties under that certain Licensing Agreement between Redhook and Widmer dated February 1, 2003, or the Supply, Distribution and Licensing Agreement between Redhook and Craft Brands Alliance, LLC dated July 1, 2004 (the “CBA Agreement”).

AGREEMENT
     Based on the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Widmer and Redhook hereby agree as follows:
1. Right to Manufacture.
     1.1 Subject to the terms and conditions of this Agreement, Widmer hereby grants Redhook the right to manufacture, bottle, and package Widmer Products at the Redhook Facility. Redhook agrees to manufacture, bottle, and package Widmer Products of the brands identified on Exhibit A and in the volumes requested by Widmer. Except as set forth herein, Redhook’s right to manufacture Widmer Products does not limit or extinguish Widmer’s right to manufacture any and all Widmer Products, either now existing or produced in the future.
     1.2 Widmer shall reimburse Redhook for all capital expenditures necessary for Redhook to manufacture, bottle, and package Widmer Products at the Redhook Facility, but only to the extent the types and amounts of such capital expenditures are previously approved by Widmer in writing.
     1.3 Widmer may add to now existing Widmer Products and may request Redhook to manufacture such products at the Redhook Facility. If Widmer elects to add a new Widmer Product, Widmer shall at its expense develop all Intellectual Property related to such Widmer Product. All such Intellectual Property shall be the property of Widmer pursuant to Section 4.2 of this Agreement and licensed to Redhook under the terms of this Agreement.
     1.4 At least thirty (30) days prior to the beginning of each calendar quarter, Widmer will provide Redhook with a three-month rolling forecast (each, a “Three-Month Forecast”) of the quantity and type of each Widmer Product Widmer expects to purchase during such three-month period (each a “3-Month Forecasted Quantity”). Within ten (10) days following Redhook’s receipt of each Three-Month Forecast, Redhook will notify Widmer (i) if it is unwilling or unable to manufacture at least 110% of the 3-Month Forecasted Quantity (the “Required Redhook Quantity”) and (ii) the quantity of Widmer Products it is willing and able to manufacture (the “Promised Redhook Quantity”) if such quantity is less than the Required Widmer Quantity. If Redhook does not so notify Widmer, it will be presumed that Redhook is willing and able to manufacture at least the Required Redhook Quantity.
     1.5 Widmer may, from time to time require changes to Intellectual Property, packaging, or any other change in connection with Widmer Products upon 180 days’ prior written notice to Redhook. The direct out-of-pocket costs for all such changes will be paid by Widmer. If Widmer requires any change to the Intellectual Property or packaging that requires capital expenditures by Redhook, Widmer shall reimburse Redhook for such expenditures.
     1.6 If Widmer requires any change to Widmer Products that increases Redhook’s variable cost to manufacture, bottle, or package Widmer Products, the price for such Widmer Products shall be increased by such estimated additional incremental cost if (a) within thirty (30) days following the date Widmer requests such change Redhook notifies Widmer of the increased incremental cost, providing reasonable supporting documentation, and (b) Widmer thereafter elects for Redhook to manufacture such Widmer Products. Widmer may, upon notice to Redhook, audit Redhook’s books and records to the extent necessary to confirm such increased variable costs.
     1.7 The price for the Widmer products shall be as set forth on Exhibit B, attached hereto. Prices will be F.O.B. Redhook Facility. Widmer shall pay for all Widmer Products ordered hereunder within 30 days following Widmer’s receipt of Redhook’s invoice describing the Widmer Products delivered.
     1.8 This Agreement does not amend or modify the CBA Agreement, including, without limitation, Redhook’s option to manufacture Widmer Products pursuant to Section 4.2.2 of the CBA Agreement. Any Widmer Products manufactured by Redhook pursuant to its option under Section 4.2.2 of the CBA Agreement shall continue to be governed by the terms of the CBA Agreement.
2. Grant of License. Upon the terms and conditions hereinafter set forth, Widmer hereby grants to Redhook, and Redhook hereby accepts a non-exclusive, non-transferable license to use the intellectual property set forth on Exhibit C, in addition to any other trade secret, trademark, tradedress, copyright, patent, or other distinctive feature in or related to Widmer Products (collectively, the “Intellectual Property”), solely for the purposes of manufacturing, bottling, and packaging Widmer Products at the Redhook Facility. Redhook shall not use Intellectual Property in connection with any other purpose other than those listed without Widmer’s prior written consent. Without limiting the foregoing, Widmer grants Redhook a license to place the phrase “Widmer Brothers Brewing Company — Portland, OR — Woodinville, WA” on the label of Widmer Products.
3. Quality Control.
     3.1 The objective of Section 3 is to ensure Redhook recognizes and maintains the value of the goodwill associated with the Intellectual Property licensed and agrees that any use of Intellectual Property shall inure to the benefit of Widmer.
     3.2 Each of the Widmer Products manufactured by Redhook will conform to the specification, recipe, and quality control requirements attached on Schedule 3.2. For any new Widmer Product, Redhook shall conform to the specification, recipe, and quality control requirements as reasonably determined and provided to Redhook by Widmer.
     3.3 Widmer Products manufactured, bottled, and packaged by Redhook at the Redhook Facility shall not be adulterated, contaminated, or otherwise of a quality that is below average quality of Widmer Products manufactured, bottled, and packaged by Widmer in its Portland, Oregon facility, which may include, without limitation, (i) apparent defects in taste or appearance in excess of typical age-related changes; (ii) microbiological contamination or other contamination such as carryover of cleaning chemicals or foreign object inclusions; and (iii) defective bottling or packaging.
     3.4 Information regarding the process conditions, quality control procedures, equipment and materials required to manufacture, bottle, or package Widmer Products will be provided by Widmer to Redhook (the “Formula”). Redhook understands and agrees that changes in the Formula may be required by Widmer from time to time. Redhook shall use all necessary ability, know-how, methods, and means to brew, handle, package, and store Widmer Products strictly in accordance with the Formula. No change in the Formula shall be made by Redhook without Widmer’s prior written consent.
     3.5 Widmer shall have the right to inspect and approve the Redhook Facility and equipment used by Redhook to brew, handle, package, and store Widmer Products, as well as any ingredients, processing aids, and containers used in brewing or packaging Widmer Products; and to taste samples of Widmer Products at the Redhook Facility. At Widmer’s request, Redhook shall provide to Widmer at the address set forth above, at Redhook’s cost, samples of (a) Widmer Products manufactured or packaged by Redhook and (b) brewing and packaging materials. Redhook shall bear the cost of shipment for said samples. If at any point during the term of this Agreement, Widmer determines quality of Widmer Products manufactured, bottled, or packaged at the Redhook Facility is below average quality of Widmer Products manufactured, bottled, or packaged by Widmer in its Portland, Oregon facility, Widmer may terminate this Agreement upon 30 days written notice to Redhook, provided that, during the 30-day period, Redhook fails to cure such deficiency.
4. Rights in Intellectual Property.
     4.1 Intellectual Property. Redhook acknowledges that its use of the Intellectual Property shall not create any right, title, or interest in or to the Intellectual Property of Widmer. Redhook may, however, sublicense others the right to use the Intellectual Property solely for the purpose of fulfilling Redhook’s obligations under this Agreement. Redhook shall not apply at any time anywhere in the world for any trademark or other intellectual property protection in its name, other than expressly provided herein, without Widmer’s prior written consent.
     4.2 Improvements; Ownership. Improvements and modifications to the Intellectual Property created by either party during the term of this Agreement shall, from the time of conception or development, be the property of Widmer. Improvements and modifications to the Redhook Facility (to the extent they do not include Intellectual Property) for the purpose of manufacturing, bottling, and packaging Widmer Products shall remain the property of Redhook.
     4.3 Representations and Warranties. Widmer represents and warrants that (a) it has the right to license the Intellectual Property to Redhook as provided under this Agreement; (b) the license of the Intellectual Property and distribution rights under this Agreement do not conflict with any agreement, judgment, or other obligation of Widmer; and (c) Redhook’s use of the Intellectual Property hereunder will not violate the rights of any third person. Widmer shall indemnify and hold Redhook and its affiliates, successors, and assigns harmless from and against any and all charges, actions, and proceedings (including investigations) resulting from Widmer’s breach of such representations and warranties.
     4.4 Notices. Redhook agrees that Widmer Products and Intellectual Property shall bear appropriate proprietary legends or notices as specified by Widmer from time to time.
5. Infringement.

     5.1 Infringement By Third Parties. Redhook shall notify Widmer promptly in writing of any suspected infringement or unauthorized use of the Intellectual Property by third parties that may come to its attention. If Widmer shall elect, in its sole discretion to enjoin or prevent such infringement or unauthorized use, Redhook shall cooperate with Widmer, provided Widmer shall pay any out-of-pocket expenses incurred by Redhook in connection therewith. If Widmer at its own expense files and is successful in infringement litigation or settlement, then Widmer shall be entitled exclusively to any amounts recovered.
     5.2 Infringement By Redhook. Redhook shall notify Widmer promptly in writing of any and all allegations or claims by others which may come to its attention that the use of the Intellectual Property infringes or violates a patent, copyright, trademark, or trade secret, or other proprietary right of any third party, or violates or is contrary to any applicable law, regulation, order, consent, or the like. Widmer may, but is not obligated to, procure for Redhook the right to continue to use the matter which is the subject of the claim, or to modify the same so that it becomes non-infringing. If Widmer shall elect, in its sole discretion, to undertake and conduct the defense of any suit, action, or proceeding arising out of the use by Redhook of the Intellectual Property, Redhook shall cooperate in such defense provided Widmer shall pay any out-of-pocket expenses incurred by Redhook in connection therewith. No settlement of any such claim or suit shall be made without the prior written consent of Widmer.
6. Compliance with Law.
     6.1 Operations. Both Widmer and Redhook shall comply with all applicable rules and regulations of the TTB, and any other regulatory agency that has jurisdiction over Widmer Products or the Redhook Facility. The parties shall cooperate with each other to provide and retain any regulatory, taxation, or other reports or information required by TTB, or any other regulatory agency.
     6.2 Facility. Redhook represents and warrants that the Redhook Facility and manufacturing practices comply with, and will continue to comply with all applicable laws, ordinances, regulations, and health and safety standards of all applicable regulatory bodies. Widmer represents and warrants that any processing instructions, product formula, and packaging instructions furnished by it will comply with applicable federal, state, and local laws, ordinances, regulations, and health and safety standards.
7. Confidentiality.
     7.1 Access to Information. Each party acknowledges that during the term of this Agreement it may have access to nonpublic information about the existing or proposed business or products (“Confidential Information”) of the other party (the “Disclosing Party”) . Confidential Information includes, without limitation, (i) information marked or otherwise designated by the Disclosing Party as confidential, (ii) information that the Disclosing Party does not designate as public information, and (iii) information provided to the Disclosing Party by third parties that it is obligated to keep confidential. Confidential Information may be written, oral, embodied in products (including Widmer Products), or in other forms. Confidential Information does not include information that is or becomes publicly known, other than as a result of each party’s actions or failure to prevent disclosure. The fact that portions of Confidential Information may be publicly available shall not affect each party’s obligations with respect to the remaining portion or with respect to the particular formulation or compilation disclosed by the Disclosing Party.
     7.2 Non-Disclosure and Non-Use. Neither party shall disclose to others or use any Confidential Information of the Disclosing Party, except as required to perform its obligations under this Agreement. Either party may, however, disclose Confidential Information to its employees and agents who need to know the information in connection with this Agreement, who are made aware of its confidential nature, and who are obligated to comply with the restrictions imposed by this Section 7. A default by a Recipient’s employee or independent contractor of the provisions set forth under this Agreement will be a default of the Recipient. Each such employee of Redhook given access to Widmer’s confidential information shall execute and deliver to Widmer a form of the confidentiality and non-disclosure agreement attached hereto as Exhibit D.
     7.3 Return. Except as set forth below, upon the expiration or termination of this Agreement, the parties shall promptly destroy or return to the Disclosing Party, as the Disclosing Party may direct, all tangible materials provided to it by the Disclosing Party that embody Confidential Information and shall erase or delete all such Confidential Information embodied in any magnetic, optical, or similar medium or stored or maintained on any information storage and/or retrieval device. Each party may retain one copy of Confidential Information for archival and regulatory purposes.
     7.4 Remedies. In the event of a default under this Section, the Disclosing Party shall be entitled to a temporary restraining order, preliminary injunction, and other injunctive relief, in addition to other available remedies, including damages.
     7.5 Duration. The obligations set forth in this Section shall continue in effect beyond the term of this Agreement and for so long as each party possesses Confidential Information.
8. Indemnification. Each party (the “Indemnifying Party”) shall indemnify and hold the other party, its affiliates and its successors and assigns (as to each, an “Indemnified Party”) harmless from and against any and all charges, actions, and proceedings (including investigations) arising out of negligence, willful misconduct, or breach of this Agreement by the Indemnifying Party, including (without limitation) product liability claims against the Indemnified Party, including all reasonable expenses (including attorney fees) incurred by such Indemnified Party as a result thereof.
9. Insurance. Each party shall keep in force at all times while any Widmer Product is being manufactured by Redhook at the Redhook Facility, general liability insurance with both “products” and “contractual” coverage for aggregated claim in the minimum amount of $5,000,000, and to furnish the other a certificate from a financially responsible insurance company evidencing that such insurance is in force, naming the other party as an additional insured, and providing that such coverage may not be cancelled or materially changed without thirty (30) days prior written notice to the other party. Any such policy of insurance shall contain a waiver of subrogation.
10. Warranties.

     10.1 Warranty of Authority. Each of the parties hereto warrants and represents to the other party that (a) it has the full right, power and authority to enter into this Agreement and to carry out its obligations hereunder and (b) that it has no obligations to any other party that is inconsistent with its obligations under this Agreement.
     10.2 DISCLAIMER OF WARRANTY. EXCEPT AS PROVIDED IN SECTIONS, 4.3, 6.1, 6.2 AND 10.1 ABOVE: (A) NO PARTY MAKES ANY WARRANTIES OR REPRESENTATIONS WHATSOEVER, WHETHER EXPRESS OR IMPLIED, HEREUNDER AND, WITHOUT LIMITATION, NO PARTY MAKES ANY WARRANTY OF TITLE, FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY; AND (B) NO PARTY MAKES ANY REPRESENTATION OR WARRANTY THAT THE MANUFACTURE OR SALE OF WIDMER PRODUCTS HEREUNDER BY ANY PERSON OR ENTITY WILL NOT CONSTITUTE AN INFRINGEMENT OF THE PATENT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHTS OF OTHERS. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR LOST REVENUES OR PROFITS.
11. Termination.
     11.1 Term. The term of this Agreement shall commence on the date first set forth above and continue until December 31, 2008 unless earlier terminated as set forth herein or unless renewed in writing on terms and conditions acceptable to both parties.
     11.2 Termination for Cause. Either party may terminate this Agreement upon written notice given to the other party following the occurrence of any of the following events:
     11.2.1 The other party fails to timely make any payment required under this Agreement for a period of 30 days following written notice thereof by the nonbreaching party.
     11.2.2 The other party fails to perform any other obligation under this Agreement and such failure remains uncured for a period of 30 days following written notice thereof by the nonbreaching party.
     11.2.3 The other party is given notice of a breach more than two times during the term of this Agreement (regardless of whether such breach is cured).
     11.2.4 The other party becomes the subject of insolvency or bankruptcy proceedings, ceases doing business, makes an assignment of assets for the benefit of creditors, dissolves, or has a trustee appointed for all or a substantial portion of such party’s assets.
     11.2.5 Any government authority invalidates any substantial portion of this Agreement.
     11.2.6 Either party finds that complying with any law or regulation relating to production of Widmer Products would be commercially unreasonable and failure to comply with the law or regulation would subject such party or any of its personnel to a monetary or criminal penalty.
     11.2.7 An event of termination occurs as expressly provided elsewhere in this Agreement.
     11.3 Repurchase upon Termination. Upon termination of this Agreement for any reason, Widmer shall purchase from Redhook all Redhook inventory of Widmer Product, including any Widmer Product in process at the time of termination, at the prices set forth on Exhibit B; provided that all such Widmer Product must be timely delivered and be manufactured in compliance with the terms of this Agreement. If Widmer terminates this Agreement without cause or Redhook terminates this Agreement for cause as defined in Section 11.2, Widmer shall also purchase from Redhook at Redhook’s direct out of pocket costs, the raw materials inventory that is intended to be used by Redhook to manufacture, bottle, or package Widmer Products and is purchased by Redhook prior to the date the notice of termination was delivered; provided that the quantity of raw materials is reasonable and shall not exceed the amount reasonably necessary to manufacture the quantity of Widmer Products reasonably expected to be manufactured by Redhook over the 180 day period immediately following such termination. If this Agreement expires or is terminated for any other reason, no such raw material purchase obligation shall exist.
     11.4 License Termination. Upon expiration or any termination, (a) all rights granted to Redhook with respect to Intellectual Property, as appropriate, shall revert to Widmer; thereafter, (b) Redhook shall (i) refrain from all further use of Intellectual Property and (ii) take any and all action that Widmer may request to confirm termination of its license to use Intellectual Property; and (c) Redhook shall (at Widmer’s direction) either destroy or return to Widmer all copies of labels, packaging, or other materials on which Intellectual Property may be used or affixed. The foregoing shall not prevent Redhook from filling orders of Widmer Product received prior to the effective date of such expiration or termination.
     11.5 Survival of Rights and Obligations. Termination of this Agreement shall not prejudice any rights of either party hereto against the other which may have accrued up to the date of termination. In addition, all covenants respecting indemnification, governing law, attorneys fees, arbitration, confidentiality, warranties, termination, and continuing liability for amounts payable hereunder shall survive the termination of this Agreement as expressly set forth elsewhere herein.
12. Notices. Any notice, request or demand to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made (i) upon delivery, if delivered by hand and addressed to the party for whom intended at the address listed below, (ii) ten (10) days after deposit in the mails, if sent certified or registered air mail (if available) with return receipt requested, or five (5) days after deposit if deposited for delivery with a reputable courier service, and in each case addressed to the party for whom intended at the address listed below or (iii) upon completion of transmission, if sent by facsimile transmission to the party for whom intended at the fax number listed below, provided that a copy of the facsimile transmission is promptly deposited for delivery by one of the methods listed in (i) or (ii) above:
     If to Widmer, to:
Widmer Brothers Brewing Company

929 N. Russell
Portland, Oregon 97227
Attn: Terry Michaelson
Fax: 503-281-1496
     If to Redhook, to:
Redhook Ale Brewery Incorporated
14300 NE 145th Street
Woodinville, Washington 98072
Attn: David Mickelson
Fax: 425-485-0761
Any party may change its address and/or fax number for the purposes of this Section 12 by written notice hereunder given to the other parties at least ten (10) days prior to the effective date of such change.
13. Miscellaneous.
     13.1 Relationship. This Agreement does not make either party the employee, agent, or legal representative of the other party for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement each party shall be acting as an independent contractor.
     13.2 Assignment. Except as set forth herein, neither party shall have the right to assign, sublicense, subcontract, or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other party. The terms of this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors, permitted assignees, sublicensees, and subcontractors.
     13.3 Entire Agreement. THIS AGREEMENT, INCLUDING ALL ATTACHMENTS HERETO, CONSTITUTES THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND SUPERSEDES ALL PREVIOUS AGREEMENTS BY AND BETWEEN THE PARTIES AS WELL AS ALL PROPOSALS, ORAL OR WRITTEN, AND ALL NEGOTIATIONS, CONVERSATIONS, OR DISCUSSIONS HERETOFORE HAD BETWEEN THE PARTIES RELATED TO THIS AGREEMENT.
     13.4 Amendment. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled, or waived, in whole or in part, except by written amendment signed by the parties hereto.
     13.5 Severability. In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or are otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions hereof does substantial harm to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.
     13.6 Counterparts. This Agreement may be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof.
     13.7 Headings. Headings and subheadings in this Agreement are not intended to and do not have any substantive content whatsoever.
     13.8 Mutual Negotiation in Drafting. The parties acknowledge each party and its counsel have materially participated in the drafting of this Agreement. Consequently, the rule of contract interpretation, that ambiguities, if any, in a writing be construed against the drafter, shall not apply.
     13.9 Waiver. No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.
     13.10 Attorney Fees. In the event of a default under this Agreement, the defaulting party shall reimburse the non-defaulting party for all costs and expenses reasonably incurred by the non-defaulting party in connection with the default, including, without limitation, attorney fees and costs (however incurred, including at trial, on appeal, and on any petition for review). An event of “default” is a breach by either party of this Agreement that is not cured within an applicable cure period. Additionally, in the event any suit or action is brought to enforce or interpret any of the terms of this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable attorney fees and costs (however incurred, including at trial, on appeal, and on any petition for review), together with such other expenses, costs, and disbursements as may be allowed by law.
     13.11 Force Majeure. Neither party shall be liable for any delay or default in performing its obligations if such default or delay is caused by any event beyond the reasonable control of such party, including, but not limited to, acts of nature, terrorism, war, or insurrection, civil commotion, damage or destruction of production facilities or materials by earthquake, fire, storm, or flood, labor disturbances or strikes, epidemic, materials shortages, equipment malfunction, unavailability of raw materials, or other similar event. The party suffering such cause shall immediately notify the other party of the cause and the expected duration of such cause. If either party’s performance is delayed by more than 60 days pursuant to this Section, the other party may immediately terminate this Agreement by written notice given before the affected party resumes performance.
     13.12 Governing Law. This Agreement shall be governed by the laws of the State of Oregon, without regards to the principles of conflicts of laws thereof. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Portland, Oregon in accordance with the rules of the Arbitration Service of Portland, Inc. and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     13.13 Commencement of Agreement. Neither party shall have any rights or obligations under this Agreement and none of its provisions shall be operative unless and until all of the following have occurred:
     13.13.1 Craft Brands Alliance LLC consents to the terms and executes this Agreement acknowledging such consent.
     13.13.2 Redhook obtains all regulatory licenses and approvals necessary to manufacture, bottle, and package Widmer Products at the Redhook Facility. Widmer agrees to cooperate with Redhook in connection with Redhook’s efforts to obtain such licenses and approvals.
The parties have executed this Agreement as of the date first set forth above.

WIDMER BROTHERS BREWING COMPANY

By:	/s/ Sebastian Pastore
Name:	Sebastian Pastore
Title:	Vice President of Brewing Operations

REDHOOK ALE BREWERY INCORPORATED

By:	/s/ David J. Mickelson
Name:	David J. Mickelson
Title:	President and Chief Operating Officer
Craft Brands Alliance LLC hereby consents to the terms and conditions set forth in this Agreement.

CRAFT BRANDS ALLIANCE LLC

By:	/s/ Terry E. Michaelson
Name:	Terry E. Michaelson
Title:	President